Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-191999 and 333-166336) and Form S-3 (No. 333-186615) of Sensata Technologies Holding N.V. of our report dated September 22, 2014, with respect to the consolidated financial statements of August Cayman Company, Inc., included in this Current Report on Form 8-K/A.

/s/ ERNST & YOUNG LLP

Denver, Colorado
November 25, 2014